Exhibit 99.1
NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

Aiken, South Carolina (August 7, 2009) - Security Federal Corporation (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for the first quarter of its fiscal year ending March 31, 2010.  The Company reported net income available to common shareholders of $129,000 or $0.05 per common share (basic) for the three months ending June 30, 2009 compared to net income of $802,000 or $0.32 per common share (basic) for the three months ending June 30, 2008. Net income included the effects of non-operating items, specifically increased FDIC insurance premiums related to a one-time special assessment charged to all banking institutions, a gain on the sale of securities and a loss incurred on the sale of the South Augusta office of Security Federal Insurance. Excluding these non-operating items, the Company had operating earnings of $527,000 or $0.21 per common share (basic) for the three months ending June 30, 2009 compared to operating earnings of $739,000 or $0.29 per common share (basic) for the three months ending June 30, 2008. The decrease in net income was primarily the result of management’s decision to increase the allowance for loan losses coupled with the effects of the non-operating charges incurred during the quarter ended June 30, 2009.

Net income was significantly impacted by management’s decision to increase the allowance for loan losses through additional charges to the provision. For the quarter ended June 30, 2009, the provision for loan losses was $1.40 million compared to $225,000 for the same period in the previous year. This increase reflected the Company’s concern for the condition of the local and national economy coupled with an increase in non-performing assets. Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $6.45 million to $21.36 million at June 30, 2009 from $14.91 million at March 31, 2009 and $7.19 million at June 30, 2008. Despite this increase, the Company maintained relatively low and stable trends related to net charge-offs. Annualized net charge-offs as a percent of gross loans were 0.11% for the quarter ended June 30, 2009 compared to 0.03% for the same period in 2008 and 0.12% for the year ended March 31, 2009. Management of the Bank continues to be concerned about current market conditions and closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 1.87% of total loans held for investment as of June 30, 2009 compared to 1.65% as of March 31, 2009.

Excluding the effects of the increase in provision costs, overall performance improved during the period. Net interest margin for the quarter ended June 30, 2009 increased 14 basis points to 2.71% up from 2.57% for the quarter ended June 30, 2008 and 2.56% for the year ended March 31, 2009. As a result, net interest income increased $1.20 million or 23.49% to $6.33 million for the three months ended June 30, 2009 compared to $5.13 million for the three months ended June 30, 2008.

The Company’s earnings were also reduced by two non-operating charges incurred during the period. The Company accrued $425,000 in additional FDIC insurance premiums as a result of a one-time special assessment enacted by the FDIC to help replenish the government’s deposit insurance fund. This amount was in addition to the regular quarterly assessment amount of approximately $225,000. The assessment applies to all federally insured deposit institutions and is calculated as 5% of an assessment base determined relative to asset size. Also, during the quarter ended June 30, 2009, the Company recorded a loss of $90,000 related to the sale of the South Augusta office of the Company’s insurance subsidiary, Security Federal Insurance, which was sold because the insurance agency office was not located within the Company’s branch footprint.

Non-interest income for the quarter ended June 30, 2009 increased $383,000 or 34.17% to $1.50 million for the three months ended June 30, 2009 compared to the same quarter in 2008. General and administrative expenses increased $1.02 million or 21.07% to $5.84 million for the three months ending June 30, 2009 compared to $4.82 million for the same quarter in the previous year primarily as a result of increased FDIC insurance premiums related to the special assessment.

Total assets at June 30, 2009 were $975.6 million compared to $984.7 million at March 31, 2009, a decrease of $9.04 million or 0.92% for the three-month period. Net loans receivable decreased $3.72 million or 0.61% to $607.37 million at June 30, 2009 from $611.09 million at March 31, 2009.  Total deposits increased $3.64 million or 0.55% to $665.35 million at June 30, 2009 compared to $661.71 million at March 31, 2009.  Federal Home Loan Bank advances, other borrowings, and subordinated debentures decreased $13.33 million or 5.33% to $236.88 million at June 30, 2009 from $250.21 million at March 31, 2009.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures such as operating earnings in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP).  Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides more useful and comparative information to assess trends in the Company’s operations in the results.  Where applicable, the Company has also presented comparable information using GAAP financial measures.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in the Company’s primary market area; ; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ending March 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	For the quarter ended June 30,
	2009	2008
Total interest income	$12,065	$11,831

Total interest expense	5,736	6,706

Net interest income	6,329	5,125

Provision for loan losses	1,400	225

Net interest income after the provision
for loan losses	4,929	4,900

Non-interest income	1,504	1,121

FDIC special assessment	425	0

Loss on sale of South Augusta office of SFI	90	0

Non-interest expense	5,323	4,822

Income before income taxes	595	1,199

Provision for income taxes	223	397

Net income	$372	$802

Preferred stock dividends & accretion
of preferred stock to redemption value	243	-

Net income available to common shareholders	$129	$802

Earnings per common share (basic)	$0.05	$0.32

	BALANCE SHEET HIGHLIGHTS
			%
	June 30, 2009	March 31, 2009	Change

Total assets	$975,619	$984,662	-0.9%

Cash and cash equivalents	9,340	6,562	42.3%

Total loans receivable, net	607,368	611,090	-0.6%

Investment and mortgage-backed securities	305,778	314,099	-2.6%

Deposits	665,349	661,714	0.5%

Borrowings	236,883	250,209	-5.3%

Shareholders' equity	67,069	67,092	0.0%

Book value per share	$19.92	$19.95	-0.2%

Total risk based capital ratio (1)	12.33%	10.93%	12.8%

Non performing loans	19,472	12,920	50.7%

Non performing loans to total assets	2.00%	1.31%	52.7%

Allowance as a percentage of gross loans	1.87%	1.65%	13.3%

(1)- This ratio is calculated using Bank only information and not consolidated information